Exhibit 23.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON FINANCIAL STATEMENT SCHEDULE

Board of Directors and Shareholders

Mannatech, Incorporated

Coppell, Texas

The audit referred to in our report dated March 14, 2008, relating to the consolidated financial statements of Mannatech, Incorporated and subsidiaries (the Company), which is contained in Item 15(a)(1) of this Form 10-K, also included the audit of the financial statement schedule listed in Item 15(a)(2) of this Form 10-K. The financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ BDO Seidman, LLP

Dallas, Texas

March 14, 2008